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                                                Bank of Hawaii
                   Exhibit 99 - Statement Regarding Computation of Ratios
                                    Six Months Ended June 30

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        (in millions of dollars)                            1999            1998

        Earnings:
        1.      Income Before Income Taxes                $119.5           $57.5
        2.      Plus:  Fixed Charges Including Interest    226.8           261.7
        3.      Earnings Including Fixed Charges           346.3           319.2
        4.      Less:  Interest on Deposits                129.8           154.8
        5.      Earnings Excluding Interest on Deposits   $216.5          $164.4


        Fixed Charges:
        6.      Fixed Charges Including Interest on Depo  $226.8          $261.7
        7.      Less:  Interest on Deposits                129.8           154.8
        8.      Fixed Charges Excluding Interest on Depo   $97.0          $106.9

        Ratio of Earnings to Fixed Charges:
            Including Interest on Deposits  (Line 3 divi     1.5x            1.2x
            Excluding Interest on Deposits (Line 5 divid     2.2x            1.5x
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